EXHIBIT 99.1
Recoupment Policy Relating to Unearned Incentive Compensation of Executive Officers
     If the Board of Directors of the Corporation (the “Board”) determines that any Executive Officer (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), or any principal financial officer, principal accounting officer, controller, treasurer or person with similar functions (together with the Executive Officers, the “Covered Persons”) has committed Fraud1, and such Fraud has caused the Corporation to be required by the 1934 Act or the Securities Act of 1933, as amended (together, the “Law”), to restate its financial statement(s), the Board may take, in its discretion, such action as it deems appropriate with respect to the Fraud.
     The Board will, to the extent permitted by applicable law, require each Covered Person to sign a confirmation and acceptance of this recoupment policy and will, in all appropriate cases as determined by the Board, require reimbursement by each Covered Person of any incentive compensation paid to such Covered Person, and require reimbursement of any gains realized upon the exercise of any equity-based awards previously made to such Covered Person that vested, after the date of the adoption of this policy, if and to the extent that: (a) the amount paid to or realized by such Covered Person was calculated based upon the achievement of certain financial results that were subsequently reduced due to the Corporation’s restatement of its financial statements as required by Law, (b) in the Board’s view, such Covered Person actually committed a Fraud that obligated the Corporation under the Law to restate its financial statements, and (c) the amount of the incentive compensation that would have been paid to, or the amount of the gains realized by, such Covered Person, had the financial results not been restated as required by Law, would have been lower than the amount actually paid or realized.
     In determining whether to recover an amount, the Board in its discretion will take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interest of the Corporation in any related proceeding or investigation and whether penalties or punishments have been imposed by third parties, such as law enforcement agencies, regulators or other authorities. In addition, the Board may dismiss any Covered Person who committed Fraud from any and all positions held with the Corporation and its affiliates, authorize legal action, or take such other action to enforce the Covered Person’s obligations to the Corporation as it may deem appropriate in view of all the facts surrounding the particular case.
     The Board will not seek to recover under this Policy compensation paid or amounts realized more than three years prior to the date that the applicable restatement is first publicly disclosed.

[1]	For purposes of this policy, “Fraud” means making (or causing to be made) any oral, written or other false or misleading statement of a material fact, or omitting (or causing to be omitted) any statement of a material fact necessary to make any other statements made not misleading, with the intent to deceive (or with severe recklessness as to the truth of such statements or omissions).